Exhibit 16.1

May 12, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Qutoutiao Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of the Annual Report on Form 20-F for the year ended December 31, 2022 of Qutoutiao Inc. dated May 12, 2023. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/PricewaterhouseCoopers Zhong Tian LLP

Shanghai, the People’s Republic of China